Exhibit 10.1

JUNIPER NETWORKS, INC.

AGREEMENT

Pursuant to this Agreement by and between Juniper Networks, Inc. (the “Company”) and Shaygan Kheradpir (“Executive”), the parties agree as follows:

1. Resignation. On November 9, 2014 (the “Resignation Date”), by submission of the letter attached as Exhibit A, Executive voluntarily resigned as an employee and director of the Company and resigned all of his positions with subsidiaries and affiliates of the Company (the “Executive’s Resignation”). Executive agrees to execute any documentation the Company reasonably deems necessary to confirm Executive’s resignation as an employee or as a director.

2. Effective Date. If it has not been revoked, this Agreement is effective on the 8th day after it has been signed by both parties.

3. No Severance. Executive acknowledges and agrees that pursuant to Executive’ employment letter and ensuing Resignation, he is not entitled to any severance payments and that the only cash payments due to him after the Termination Date are payments of accrued but unpaid salary, accrued vacation, and reimbursements owed to Executive under the terms of the Company’s expense reimbursement policies.

4. Repayment Obligations. Pursuant to Executive’ employment letter and ensuing Resignation, Executive and the Company agree that he must pay $ 3,019,791 to the Company on or before November 9, 2016 and that this repayment will satisfy his obligations under the Buyout and Relocation Assistance provisions of his employment letter.

5. Treatment of Equity. Pursuant to Executive’ employment letter and ensuing Resignation, Executive acknowledges and agrees that as of the Termination Date he forfeited all outstanding unvested equity compensation pursuant to agreements between him and the Company.

6. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Executive shall return all the Company property and confidential and proprietary information in Executive’s possession or control to the Company on the Effective Date of this Agreement. Executive acknowledges and agrees that the Confidential Information and Invention Assignment Agreement between him and the Company dated January 2, 2014 (“Confidentiality Agreement”), is in effect and shall remain in effect following the Effective Date of this Agreement.

7. Release of Claims by Company. The Company, on its own behalf and on behalf of its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, hereby forever releases and discharges Executive from and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any and all claims, duties, obligations or causes of action, whether presently known or unknown, suspected or unsuspected, relating to or arising out of Executive’s Resignation and/or relating to or arising from those customer matters that were reviewed by the Company’s board of directors, discussed at its November 7 and 9, 2014 meetings, and discussed with Executive and his counsel on November 9, 2014. The Parties expressly state that their intention is to release only those claims relating to or arising out of the Executive’s Resignation, and no other claims.

8. Release of Claims by Executive. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company resulting from Executive’s Resignation. For the avoidance of doubt, Executive, on behalf of Executive, and Executive’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to, or arising out of Executive’s Resignation, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from the Company’s termination of Executive’s employment relationship;

(b) any and all claims relating to, or arising from, Executive’s claims for severance payments and/or additional equity rights;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs related to Executive’s Resignation, except as expressly provided for in this Agreement.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. The Parties expressly state that their intention is to release only those claims relating to or arising out of the Executive’s Resignation, and no other claims. In addition, this Agreement shall not be construed in any way to limit Executive’s rights, if any, to seek indemnification of attorneys’ fees and costs provided under his Indemnification Agreement dated June 30, 2014, any insurance policy applicable to his employment and or conduct, the Company’s by-laws, or applicable state or federal law, including California Labor Code Section 2802.

9. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.

10. Civil Code Section 1542. Each Party represent that it/he is not aware of any claims against the other Party other than the claims that are released by this Agreement. Nevertheless, the general releases set forth in this Agreement extend to claims that the parties do not know or suspect to exist in their favor, which, if known by them, would have materially affected their decision to enter into this Agreement. Each Party acknowledge that it/he has been advised by legal counsel and are familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of said code section, agree to expressly waive any rights they each may have under such code section, as well as under any statute or common law principles of similar effect.

11. No Pending or Future Lawsuits. Each Party represent that it/he has no lawsuits, claims, or actions pending in its/his name, or on behalf of any other person or entity, against the other Party or any other person or entity referred to in this Agreement. Each Party also represents that it/he does not intend to bring any claims on its/his own behalf or on behalf of any other person or entity against the other Party or any other person or entity referred to herein.

12. No Cooperation. The Parties agree that, respectively, they will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other party, and/or any of their respective officers, directors, employees, agents, estates, representatives, shareholders or attorneys, unless under a subpoena or other court order to do so. Notwithstanding, Executive and the Company shall each be free to cooperate fully with the Securities and Exchange Commission, the Department of Justice, or any other governmental entity or agency, with respect to any inquiry or investigation it undertakes in connection with Executive’s employment with the Company.

13. Non-Disparagement and Confidentiality.

(a) Each Party agrees not to disparage the other Party, its officers and directors, employees, shareholders, attorneys, agents or representatives. Executive understands that the extent of the Company’s obligations pursuant to the immediately preceding sentence shall be limited solely to advising current senior officers (senior vice president or higher) and directors of the Company to refrain from disparaging Executive.

(b) Nothing in this Paragraph 13 shall in any way limit or prohibit any of the Parties or their legal representatives from making any statement (i) to their respective legal representatives or the legal representatives of the other Party; (ii) to a state, federal or other governmental authority in response to or in connection with any legal proceeding, investigation or inquiry; (iii) in connection with the enforcement of this Agreement or any of the provisions contained herein; or (iv) in response to a duly issued subpoena or otherwise required by legal process or disclosure requirements.

14. No Admission of Liability. Each Party understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the either Party, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made, (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party or (c) an admission of wrongdoing or guilt

15. Costs. Except as otherwise expressly provided or reserved in this Agreement, the parties shall each bear its own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement, Executive’s separation from the Company, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning such matters, with the exception of the Indemnification Agreement, the Confidentiality Agreement, and the applicable equity agreements between Executive and the Company.

18. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

19. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing the specified claims.

(a) Executive acknowledges that:

(i) he understand the terms and consequences of this Agreement and of the releases it contains;

(ii) he is fully aware of the legal and binding effect of this Agreement;

(iii) he has the capacity to act on his own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement;

(iv) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice;

(v) he knows that has 21 days within which to consider this Agreement and he has 7 days following his execution of this Agreement to revoke this Agreement;

(vi) this Agreement will not be effective until after the revocation period has expired;

(vii) nothing in this Agreement prevents or precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law; and

(viii) that if he signs this Agreement and returns it to the Company in less than the 21-day period identified above, he has freely and voluntarily waived the time allotted for considering this Agreement;

(b) The Company acknowledges that:

(i) it understands the terms and consequences of this Agreement and of the releases it contains;

(ii) it is fully aware of the legal and binding effect of this Agreement; and

(iii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice;

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.

	By:	/s/ Mitchell Gaynor

	Name:	Mitchell Gaynor

	Title:	Executive Vice President

April 7, 2015

EXECUTIVE	/s/ Shaygan Kheradpir
Shaygan Kheradpir

EXHIBIT A

November 9, 2014

Scott Kriens

Chairman of the Board of Directors

Juniper Networks, Inc.

1194 North Mathilda Avenue

Sunnyvale, CA 94089

Dear Scott,

Effective immediately, I hereby resign as Chief Executive Officer and a member of the board of directors of Juniper Networks, Inc. In addition, effective immediately, I resign from every position that I hold with Juniper’s subsidiaries and affiliates.

Sincerely,

Shaygan Kheradpir